FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the last day written on the signature page by and between NICHOLAS FUND, INC., NICHOLAS LIMITED EDITION, INC., NICHOLAS EQUITY INCOME FUND, INC., and NICHOLAS II, INC., (each a  “Fund”, collectively the “FUNDS”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).

WHEREAS, the Funds are registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares the Funds;

WHEREAS, USBGFS is, among other things, in the business of providing digital fund data, performance reporting, quarterly IRS compliance testing and tax services for the benefit of its customers; and

WHEREAS, the Funds desire to retain USBGFS to provide digital fund data, performance reporting, quarterly IRS compliance testing and tax services to each Fund listed on Exhibit A hereto (as amended from time to time).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.               Services and Duties of USBGFS

USBGFS shall provide the following administration services to each Fund. The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.

A.               General Fund Management:

(1)             Supply:

a.      Digital access to the Funds’ books and records

b.      Completion of annual ICI spreadsheet and distribution to the Funds’ Transfer Agent

c.      Provide total return calculations and other performance reporting for the Funds

d.      Calculation and dissemination of income distributions for the Funds, per the frequency indicated in the Funds registration statements (currently quarterly for the Equity Income fund, semi-annually for the Nicholas Fund and annually for Nicholas II and Limited Edition Fund.)

e.       Calculation and dissemination of annual capital gains distributions for the Funds, as necessary.

B.               Compliance:

(1)             On-line access to portfolio management and compliance information

(2)             IRS Compliance:

a.      Monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:

(i)        Diversification requirements on a quarterly basis.

(ii)       Qualifying income requirements.

(iii)      Distribution requirements.

b.      Calculate required annual excise distribution amounts for the review and approval of Fund management and/or its independent accountant.

c.      Digital income estimate data via Bloomberg for purpose of annual income estimates.

C.               Tax Reporting:

(1)             Prepare for the review of the independent accountants and/or Fund management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. USBGFS will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its independent accountant.  File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

(2)             Provide the Fund’s management and Fund’s independent accountant with tax reporting information pertaining to the Fund and available to USBGFS as required in a timely manner.

(3)              Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund management and/or the Fund’s independent accountant.

(4)             Prepare and file on behalf of Fund management Form 1099-NEC for payments to disinterested trustees and other qualifying service providers.

(5)             Monitor wash sale losses.

(6)             Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

2.               Compensation

USBGFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  , USBGFS shall also be reimbursed for such miscellaneous expenses set forth in Exhibit B hereto as are reasonably incurred by USBGFS in performing its duties hereunder.  The Fund shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Fund shall notify USBGFS in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Fund to USBGFS shall only be paid out of the assets and property of the particular Fund involved.

3.               Representations and Warranties

A.               The Fund hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)       It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)       This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)       It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its articles, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)       A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Fund to make a continuous public offering of its shares; and

(5)       All records of the Fund provided to USBGFS by the Fund or by a prior service provider of the Fund are materially accurate and materially complete and USBGFS is entitled to rely on all such records in the form provided.

B.              USBGFS hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)       It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)       This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)       It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(4)       The administrative services described in Section 1 of this Agreement shall be performed by USBGFS in a professional and timely manner and in conformity with reasonably accepted industry standards for such services.  It has all of the necessary facilities, equipment and personnel to perform the duties and obligations under this Agreement.

(5)       To the best of its knowledge, no legal or administrative proceedings have been instituted or threatened which would impair USBGFS’ ability to perform its duties and obligations under this Agreement.

(6)       Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of USBGFS, or any law or regulation applicable to it.

4.               Standard of Care; Indemnification; Limitation of Liability

A.              USBGFS shall exercise reasonable care, in the performance of its duties under this Agreement. Neither USBGFS nor any of its affiliates shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Fund, any Fund, the adviser or any other service provider to the Fund or a Fund, or any employee of the foregoing; or for any loss suffered by the Fund, a Fund, or any third party             in connection with USBGFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ reasonable control, except a loss arising out of or relating to USBGFS’ material breach of, or refusal or failure to comply with, the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, fraud, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBGFS has exercised reasonable care in the performance of its duties under this Agreement, the applicable Fund, severally and not jointly, shall indemnify and hold harmless USBGFS and its affiliates from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBGFS or its affiliates and suppliers may sustain or incur or that may be asserted against USBGFS or its affiliates and suppliers by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reasonable reliance upon any written instruction provided to USBGFS by any duly authorized officer of the Fund, as applicable, except in each case for any and all actual claims, demands, losses, expenses, and liabilities arising out of or relating to  USBGFS’ material breach of, or refusal or failure to comply with, the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement .  This indemnity shall be a continuing obligation of the applicable Fund, its successors and assigns, notwithstanding the termination of this Agreement provided that a Fund’s continuing obligation to indemnify USBGFS after the termination of this Agreement shall relate solely to those actual claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with USBGFS’ provision of services to that Fund pursuant to this Agreement.  As used in this paragraph, the term “USBGFS” shall include USBGFS’ directors, officers and employees.

USBGFS shall indemnify and hold each Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that a Fund may sustain or incur or that may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ refusal or failure to comply with the terms of this Agreement, or from USBGFS’ bad faith, negligence, fraud, or willful misconduct in the performance, of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Fund” shall include the Fund’s directors, officers, agents and employees.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown or failure at the expense of USBGFS.  USBGFS agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Fund shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS.  Moreover, USBGFS shall promptly provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

Notwithstanding the above, USBGFS reserves the right to reprocess and correct administrative errors at its own expense; provided that USBGFS shall provide prompt written notice to the Fund, as applicable, of any such action.

B.              In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee in writing and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.              The indemnity and defense provisions set forth in this Section 4 shall indefinitely survive the termination and/or assignment of this Agreement, provided that a Fund’s continuing obligation to indemnify USBGFS after the termination of this Agreement shall relate solely to those claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with USBGFS’ provision of services to that Fund pursuant to this Agreement.

D.              If USBGFS is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS of any of its obligations in such other capacity.

E.               In conjunction with the tax services provided to the Fund by USBGFS hereunder, USBGFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof.  Any information provided by USBGFS to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBGFS’ administrative capacity. USBGFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item.  Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBGFS, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by USBGFS.  USBGFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBGFS to a Fund. The tax information provided by USBGFS shall be pertinent to the data and information made available to USBGFS, and is neither derived from nor construed as tax advice.

5.                Data Necessary to Perform Services

The Fund or its agent shall furnish to USBGFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

6.                Proprietary and Confidential Information

A.              USBGFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of each Fund, all records and other information relative to such Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the applicable Fund, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Fund in writing.  Records and other information which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Fund or its agents, shall not be subject to this paragraph.

Further, USBGFS will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to each Fund and its shareholders.

B.               Each Fund agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of USBGFS, all non-public information relative to USBGFS (including, without limitation, information regarding USBGFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by USBGFS, which approval shall not be unreasonably withheld and may not be withheld where such Fund may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the USBGFS in writing.  Information which has become known to the public through no wrongful act of each Fund or any of its employees, agents or representatives, and information that was already in the possession of such Fund prior to receipt thereof from USBGFS, shall not be subject to this paragraph.

C.              Notwithstanding anything herein to the contrary, (i) the Fund shall be permitted to disclose the identity of USBGFS as a service provider, redacted copies of this Agreement, and such other information as may be required in the Fund’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBGFS shall be permitted to include the name of each Fund in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

7.               Compliance with Laws

A.               Each Fund has and retains primary responsibility for all compliance matters relating to such Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA PATRIOT Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its current prospectus and statement of additional information (or similar disclosure documents) included in its registration statement on Form N-1A filed with the SEC.  USBGFS’ services hereunder shall not relieve such Fund of its             responsibilities for assuring such compliance or the Board of Directors’ oversight responsibility with respect thereto.

B.               The Fund shall promptly notify USBGFS if the investment strategy of any Fund materially changes or deviates from the investment strategy disclosed in the current prospectus, or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Fund or the services provided under this Agreement.

8.                Term of Agreement; Amendment

A.              This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of three (3) years (the “Initial Term”).  Following the Initial Term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement.

B.               Subject to Section 9  , this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

C.              USBGFS may terminate this Agreement immediately (in whole or with respect to one or more Funds) if the continued service of such Funds would cause USBGFS or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, or if the Funds (or any affiliate thereof) commits any act, or becomes involved in any situation or occurrence, tending to bring itself into public disrepute, contempt, scandal, or ridicule, or such that the continued association with the Funds would reflect unfavorably upon USBGFS’ reputation, provided that in such event USBGFS shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition such Funds to a successor service provider.  In addition, each Fund may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for USBGFS, or any of its affiliates, by an appropriate regulatory agency or court of competent jurisdiction.

D.              This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.

E.               This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Fund, and authorized or approved by the Fund’s Board of Directors.

9.                Early Termination

In the absence of any termination resulting from a material breach of this Agreement or any immediate termination by a Fund in accordance with Section 8.C. above, should such Fund elect to terminate this Agreement prior to the end of the Initial Term, such Fund agrees to pay the following fees with respect to each Fund subject to the termination:

a.      all monthly fees through the remaining term of the Agreement, including the repayment of any negotiated discounts (provided that no such fees shall be paid with respect to any Fund following the liquidation of such Fund);

b.     all fees associated with converting services to successor service provider;

c.      all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

all miscellaneous costs associated with a.-c. above.

Notwithstanding the foregoing, this Section 9 shall not apply to any termination of this Agreement (a) with respect to a Fund that is (i) liquidated or (ii) merged into, or subject to an asset acquisition by, another registered investment company where the Fund is not the survivor of such transaction; or (b) as a result of, or in connection with, a change in control of a Fund’s investment adviser.

10.             Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Fund by written notice to USBGFS, USBGFS will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which USBGFS has maintained the same, the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Fund.  The Fund shall also pay any fees associated with record retention and/or tax reporting obligations that USBGFS is obligated under applicable law, regulation, or rule to continue following the termination, but only for so long as USBGFS is legally obligated to retain such records or provide such tax reporting. Notwithstanding the foregoing, in the event that USBGFS terminates this Agreement other than due to the Fund’s breach of the Agreement, the transfer to the successor shall be at the expense of USBGFS.

11.             Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any Fund without the written consent of USBGFS, or by USBGFS without the written consent of such Fund accompanied by the authorization or approval of such Fund’s Board of Directors..

12.             Governing Law; Venue

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.  All disputes, controversies, claims, actions, proceedings and counterclaims arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be commenced, tried, and litigated exclusively in the Circuit Court for the County of Milwaukee, State of Wisconsin and its appellate courts, or the United States District Court for the Eastern District of Wisconsin and its appellate courts. Each party hereby waives its right, if any, to bring any dispute, controversy, claim, action, proceeding or counterclaims arising out of or relating to this Agreement before any other court or tribunal.

13.            No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

14.            Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

15.            Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

16.            Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBGFS or any of its officers, directors or employees as the Fund attorneys, form attorney-client relationships or require the provision of legal advice.  No work performed by employees of USBGFS or its affiliates (whether relating to the preparation or filing of regulatory materials, compliance with applicable laws, rules, or regulations, or otherwise) shall constitute legal advice.  The Fund acknowledges that employees of USBGFS and its affiliates who are attorneys do not represent the Fund and rely on outside counsel retained by the Fund to review all services provided by USBGFS and to provide independent judgment on the Fund’s behalf.  The Fund acknowledges that because no attorney-client relationship exists between the Fund and USBGFS (or any employee of USBGFS or its affiliates), any information provided may not be privileged and may be subject to compulsory disclosure.

17.             Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below (or to such other address for such party as such party may have substituted by notice pursuant to this Section):

Notice to USBGFS shall be sent to:

U.S. Bank Global Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn:  President

and notice to a Fund, as applicable, shall be sent to:

Nicholas Company, Inc.

                        411 East Wisconsin Avenue

                        Suite 2100

                        Milwaukee, WI 53202

                        Attn:  Chief Financial Officer

18.            No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement,

19.             Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

(SIGNATURES ON THE FOLLOWING PAGE) IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

NICHOLAS FUND, INC.                                        U.S. BANCORP FUND SERVICES, LLC

By: /s/Jennifer R. Kloehn                                           By: /s/Anita Zagrodnik

Name: Jennifer R. Kloehn                                          Name: Anita Zagrodnik

Title: Senior Vice President                                       Title:  Senior Vice President

Date: March 31, 2022                                                 Date: April 1, 2022

NICHOLAS II, INC.                                                 NICHOLAS LIMITED EDITION, INC.

By: /s/Jennifer R. Kloehn                                           By:_ /s/Jennifer R. Kloehn

Name: Jennifer R. Kloehn                                          Name: Jennifer R. Kloehn

Title: Senior Vice President                                       Title:  Senior Vice President

Date: March 31, 2022                                                 Date: March 31, 2022

NICHOLAS EQUITY INCOME FUND, INC.

By: /s/Jennifer R. Kloehn

Name: Jennifer R. Kloehn

Title: Senior Vice President

Date: March 31, 2022

Exhibit A to the Fund Administration Servicing Agreement

Name of Funds

Nicholas II, Inc. – Class I

Nicholas II, Inc. – Class N

Nicholas Equity Income Fund, Inc.

Nicholas Limited Edition, Inc. – Class I

Nicholas Limited Edition, Inc. – Class N

Nicholas Fund, Inc.

Exhibit B to the Fund Administration Servicing Agreement

FEES

Fund Accounting, Compliance Feeds & Tax Services Fee Schedule

Annual Fee Based on Average Net Assets per Fund Complex*

Average Net Asset (“ANA”) will be processed using previous business day accruals divided by the number of days in the given month.

[  ] basis points on the first $[  ] billion

[  ] basis points on the balance above $[  ] billion

Minimum Annual Fee: N/A

▪  Includes up to [  ] classes of shares, additional fee of $[  ] for each additional class above the first [  ]

Services Included in Annual Fee Per Fund

▪  On-line access to portfolio management and compliance information.

▪  Daily Performance Reporting – Daily pre- and post-tax fund and/or sub-adviser performance reporting.

▪  U.S. Bank Regulatory Administration data

▪  Core Tax Services – M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-NEC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).

▪  Blue Sky – excluding State/Federal fees (The fees currently in place as of 10/31/21 will remain in place until Nicholas engages GFS to perform full Fund Administration services)

▪  Provide daily reporting of NAV to Nasdaq as well as other standard external sources

▪  Provide daily feed of NAV and other fund detail to update Nicholas Funds website

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Data Services

Pricing Services

▪  $[  ] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps

▪  $[  ] – Domestic Corporates, Domestic Convertibles, Domestic Governments and Agency, Mortgage Backed, and Municipal Bonds

▪  $[  ] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, and High Yield Bonds

▪  $[  ] – Interest Rate Swaps, Foreign Currency Swaps

▪  $[  ] – Bank Loans

▪  $[  ] – Swaptions, Intraday money market funds pricing, up to [  ] times per day

▪  $[  ] – Credit Default Swaps

▪  $[  ] per Month Manual Security Pricing (>[  ]per day)

Note: Prices above are per security per fund per pricing day and are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action Services

▪  $[  ] per Foreign Equity Security per Month

▪  $[  ] per Domestic Equity Security per Month

▪  $[  ] per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

▪  $[  ] per security per month for fund administrative data

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/iXBRL filing, retention of records, federal and state regulatory filing fees, liquidity classification fees, third party auditing and legal expenses, tax e-filing, PFIC monitoring, conversion expenses (if necessary)

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added.  Additional regulatory administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index  (capped at [  ]%), provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Fees are calculated pro rata and billed monthly.

CCO Support Fees:

$[  ] annually for the entire fund complex

Fund Accounting, Fund Administration & Portfolio Compliance

Additional Services Fee Schedule

SEC Modernization Requirements

▪  Form N-PORT – $[  ] per year, per Fund

▪  Form N-CEN – $[  ] per year, per Fund

Optional Tax Services

▪  Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) – $[  ] per year

▪  Additional Capital Gain Dividend Estimates – (First two per included in core services) – $[  ] per additional estimate

▪  State tax returns - (First two per fund included in core services) – $[  ] per additional return

Daily Compliance Reporting Services- Charles River (if required)

▪  Base fee – $[  ] per fund per year

▪  Setup – $[  ] per fund group

Section 18 Compliance Testing

▪  $[  ] set up fee per fund complex

▪  $[  ] per fund per month

Section 15(c) Reporting

▪  $[  ] per fund

▪  Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report

•         Performance reporting package: Peer Comparison Report

▪  Additional 15(c) reporting is subject to additional charges

▪  Standard data source – Morningstar; additional charges will apply for other data services